UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.)

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Kirby Corporation

(Name of Registrant as Specified in its Charter)

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KIRBY CORPORATION

Notice of 2018

Annual Meeting of Stockholders

and

Proxy Statement

Meeting Date: April 24, 2018

YOUR VOTE IS IMPORTANT

PLEASE PROMPTLY MARK, DATE, SIGN AND RETURN

YOUR PROXY CARD IN THE ENCLOSED ENVELOPE

KIRBY CORPORATION

55 Waugh Drive, Suite 1000

P. O. Box 1745

Houston, Texas 77251-1745

March 6, 2018

Dear Fellow Stockholders:

On behalf of the Board of Directors, we cordially invite you to attend the 2018 Annual Meeting of Stockholders of Kirby Corporation to be held on Tuesday, April 24, 2018, at 10:00 a.m. (CDT). The meeting will be held at 55 Waugh Drive, 9th Floor, Houston, Texas 77007. We look forward to personally greeting those stockholders who will be able to attend the meeting.

This booklet contains the notice of the Annual Meeting and the Proxy Statement, which contains information about the proposals to be voted on at the meeting, Kirby’s Board of Directors and its committees and certain executive officers. This year you are being asked to elect three Class II directors, ratify the Audit Committee’s selection of KPMG LLP as Kirby’s independent registered public accounting firm for 2018 and cast an advisory vote on executive compensation.

In addition to the formal proposals to be brought before the Annual Meeting, there will be a report on our Company’s operations, followed by a question and answer period.

Your vote is important. Please ensure that your shares will be represented at the meeting by completing, signing and returning your proxy card in the envelope provided whether or not you plan to attend personally.

Thank you for your continued support and interest in Kirby Corporation.

Sincerely,

DAVID W. GRZEBINSKI
President and Chief Executive Officer

KIRBY CORPORATION

55 Waugh Drive, Suite 1000

P. O. Box 1745

Houston, Texas 77251-1745

NOTICE OF 2018 ANNUAL MEETING OF STOCKHOLDERS

Date:	Tuesday, April 24, 2018
Time:	10:00 a.m. CDT
Place:	55 Waugh Drive
9th Floor
Houston, Texas 77007

Proposals to be voted on at the Kirby Corporation 2018 Annual Meeting of Stockholders are as follows:

1.   Election of three Class II directors;

2.   Ratification of the Audit Committee’s selection of KPMG LLP as Kirby’s independent registered public accounting firm for 2018; and

3.   Advisory vote on the approval of the compensation of Kirby’s named executive officers.

You have the right to receive this notice and vote at the Annual Meeting if you were a stockholder of record at the close of business on March 1, 2018. Please remember that your shares cannot be voted unless you sign and return the enclosed proxy card, vote in person at the Annual Meeting, or make other arrangements to vote your shares.

We have enclosed a copy of Kirby Corporation’s 2017 Annual Report to stockholders with this notice and Proxy Statement.

For the Board of Directors,

THOMAS G. ADLER
Secretary

March 6, 2018

KIRBY CORPORATION

PROXY STATEMENT

GENERAL INFORMATION

This Proxy Statement is furnished in connection with the solicitation of proxies on behalf of the Board of Directors (the “Board”) of Kirby Corporation (the “Company”) to be voted at the Annual Meeting of Stockholders to be held at 55 Waugh Drive, 9th Floor, Houston, Texas, on April 24, 2018, at 10:00 a.m. (CDT).

Whenever we refer in this Proxy Statement to the Annual Meeting, we are also referring to any meeting that results from an adjournment or postponement of the Annual Meeting. The Notice of Annual Meeting, this Proxy Statement, the proxy card and the Company’s Annual Report, which includes the Annual Report on Form 10-K for 2017, are being mailed to stockholders on or about March 15, 2018.

SOLICITATION OF PROXIES

The Proxy Card

Your shares will be voted as specified on the enclosed proxy card. If a proxy is signed without choices specified, those shares will be voted for the election of the Class II directors named in this Proxy Statement, for the ratification of the Audit Committee’s selection of KPMG LLP as the Company’s independent registered public accounting firm for 2018, for the approval on an advisory basis of executive compensation and at the discretion of the proxies on other matters.

You are encouraged to complete, sign and return the proxy card even if you expect to attend the meeting. If you sign a proxy card and deliver it to us, but then want to change your vote, you may revoke your proxy at any time prior to the Annual Meeting by sending us a written revocation or a new proxy, or by attending the Annual Meeting and voting your shares in person.

Cost of Soliciting Proxies

The cost of soliciting proxies will be paid by the Company. The Company has retained Georgeson LLC to solicit proxies at an estimated cost of $6,300, plus out-of-pocket expenses. Employees of the Company may also solicit proxies, for which the expense would be nominal and borne by the Company. Solicitation may be by mail, facsimile, electronic mail, telephone or personal interview.

VOTING

Stockholders Entitled to Vote

Stockholders of record at the close of business on March 1, 2018 will be entitled to notice of, and to vote at, the Annual Meeting. As of the close of business on March 1, 2018, the Company had 59,673,940 outstanding shares of common stock. Each share of common stock is entitled to one vote on each matter to come before the meeting.

Quorum and Votes Necessary to Adopt Proposals

In order to transact business at the Annual Meeting, a quorum consisting of a majority of all outstanding shares entitled to vote must be present. Abstentions and proxies returned by brokerage firms for which no voting instructions have been received from their beneficial owners will be counted for the purpose of determining whether a quorum is present. A majority of the votes cast (not counting abstentions and broker nonvotes) is required for the election of directors (Proposal 1). A majority of the outstanding shares entitled to vote that are represented at the meeting in person or by proxy is required for the ratification of the selection of KPMG LLP as the Company’s independent registered public accounting firm for 2018 (Proposal 2). Proposal 3 is a non-binding advisory vote on matters related to executive compensation and therefore there is no voting standard for that proposal, since the voting results will be informational only.

Please note that if your shares are held in the name of a brokerage firm on your behalf, your broker may not vote your shares on the election of directors or the matters related to executive compensation without voting instructions from you.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON APRIL 24, 2018

This Proxy Statement and the Company’s 2017 Annual Report, which includes the Annual Report on Form 10-K filed with the Securities and Exchange Commission (“SEC”), are available electronically at www.edocumentview.com/kex.

The following proposals will be considered at the meeting:

Proposal 1 —	Election of three Class II directors

Proposal 2 —	Ratification of the selection of KPMG LLP as the Company’s independent registered public accounting firm for 2018

Proposal 3 —	Advisory vote on the approval of the compensation of the Company’s named executive officers

The Board of Directors of the Company unanimously recommends that you vote “FOR” the Board’s nominees for director, “FOR” the selection of KPMG LLP as our independent registered public accounting firm for 2018 and “FOR” approval of our executive compensation.

ELECTION OF DIRECTORS (PROPOSAL 1)

The Bylaws of the Company provide that the Board shall consist of not fewer than three nor more than fifteen members and that, within those limits, the number of directors shall be determined by the Board. The Bylaws further provide that the Board shall be divided into three classes, with the classes being as nearly equal in number as possible and with one class being elected each year for a three-year term. The size of the Board is currently set at nine. Three Class II directors are to be elected at the 2018 Annual Meeting to serve until the Annual Meeting of Stockholders in 2021.

Each nominee named below is currently serving as a director and each has consented to serve for the new term, if elected. If any nominee becomes unable to serve as a director, an event currently not anticipated, the persons named as proxies in the enclosed proxy card intend to vote for a nominee selected by the present Board to fill the vacancy.

In addition to satisfying, individually and collectively, the Company’s Criteria for the Selection of Directors discussed under the “THE BOARD OF DIRECTORS — Governance Committee” below, each of the directors has extensive experience with the Company or in a business similar to one or more of the Company’s principal businesses or the principal businesses of significant customers of the Company. The brief biographies of each of the nominees and continuing directors below includes a summary of the particular experience and qualifications that led the Board to conclude that he or she should serve as a director.

Nominees for Election

The Board of Directors of the Company unanimously recommends that you vote “FOR” the election of each of the following nominees as a director.

Nominees for Election as Class II directors, to serve until the Annual Meeting of Stockholders in 2021

Barry E. Davis	Director since 2015
Dallas, Texas	Age 56

Mr. Davis is Executive Chairman of both EnLink Midstream GP, LLC, the general partner of EnLink Midstream Partners, LP, and EnLink Midstream Manager, LLC, the managing member of EnLink Midstream, LLC. EnLink Midstream Partners, LP and EnLink Midstream, LLC (collectively “EnLink Midstream”) are both publicly traded and listed on the New York Stock Exchange (“NYSE”). Mr. Davis served as President, Chief Executive Officer and a director of EnLink Midstream from 2014 to January 2018. Prior to the formation of EnLink Midstream in 2014 through the combination of Crosstex Energy and substantially all of the United States midstream assets of Devon Energy, Mr. Davis had served since 1996 as President and Chief Executive Officer of Crosstex Energy, as a director of Crosstex Energy since 2002 and in management roles with other companies in the energy industry since 1984. Mr. Davis serves as a member of the Audit Committee and the Compensation Committee. He is also a member and former president of the Natural Gas and Electric Power Society and the Dallas Wildcat Committee.

EnLink Midstream provides midstream energy services, including gathering, transmission, processing, fractionation, brine services and marketing of natural gas, natural gas liquids, condensate and crude oil. EnLink Midstream’s assets include an extensive pipeline network, processing plants, fractionation facilities, storage facilities, rail terminals, barge and truck terminals and an extensive fleet of trucks. Mr. Davis has extensive knowledge and experience in the transportation of hydrocarbons, which is the primary business of EnLink Midstream and its predecessors.

Monte J. Miller	Director since 2006
Durango, Colorado	Age 74

Mr. Miller is a consultant and private investor. He served as Executive Vice President, Chemicals, of Flint Hills Resources, LP (“Flint Hills”), a company engaged in crude oil refining, transportation and marketing, and the production of petrochemicals, from 2003 to 2006. From 1999 to 2003, he was Senior Vice President of Koch Chemical Company, a predecessor company of Flint Hills. Mr. Miller serves as a member of the Compensation Committee and the Governance Committee.

Mr. Miller has 30 years of experience in the petrochemical and refining business. A significant volume of petrochemical products and refined petroleum products are transported coastwise and on the inland waterways and petrochemicals and refined petroleum products represent a major portion of the Company’s business, so Mr. Miller’s extensive knowledge about petrochemical and refining companies, which constitute a substantial part of the Company’s customer base, as well as the products they ship and the end users of the products, is valuable to the Board. He also has experience in developing and administering incentive compensation programs at companies similar in size to the Company.

Joseph H. Pyne	Director since 1988
Houston, Texas	Age 70

Mr. Pyne is the Chairman of the Board of the Company. Mr. Pyne is also a director and member of the audit and compensation committees of DHT Holdings, Inc. and a director and member of the compensation committee of Genesee & Wyoming Inc.

Mr. Pyne has been with the Company for 40 years, having served as President of its principal marine transportation subsidiary before serving as President and Chief Executive Officer of the Company from 1995 to 2010 and then as Chairman of the Board, President and Chief Executive Officer or Chairman of the Board and Chief Executive Officer of the Company until April 2014. Mr. Pyne has extensive knowledge of all aspects of the Company, its history, operations, customer base, financial condition and strategic planning. He has long been active in industry associations that, among other benefits, monitor significant legislative and regulatory developments affecting both the marine transportation and distribution and services businesses.

Directors Continuing in Office

The following persons are directors of the Company who will continue in office.

Continuing Class III directors, serving until the Annual Meeting of Stockholders in 2019

Anne-Marie N. Ainsworth	Director since 2015
Houston, Texas	Age 61

Ms. Ainsworth served as President and Chief Executive Officer of the general partner of Oiltanking Partners, L.P. and of Oiltanking Holding Americas, Inc. (collectively “Oiltanking”), companies engaged in the terminaling, storage and transportation by pipeline of crude oil, refined petroleum products and liquefied petroleum gas, from 2012 until her retirement in 2014. Prior to joining Oiltanking, Ms. Ainsworth served as Senior Vice President, Manufacturing, for Sunoco, Inc. and before that served for 30 years in various managerial positions in the United States refining industry. Ms. Ainsworth serves as a member of the Audit Committee. She is also a director and member of the audit committee of Archrock, Inc., a director and member of the audit committee of Pembina Pipeline Corporation and a director of HollyFrontier Corporation and a former director of Seventy Seven Energy Inc.

Ms. Ainsworth has over 35 years of experience in executive and managerial positions in the United States refining industry with companies providing services for products that included crude oil and refined petroleum products, which constitute a significant percentage of the cargoes carried by the Company’s marine transportation business. She also has served as Chief Executive Officer of a public company.

C. Sean Day	Director since 1996
Greenwich, Connecticut	Age 68

Mr. Day is Chairman Emeritus of Teekay Corporation, a diversified foreign flag shipping group. He serves as Chairman of the Compensation Committee and is a member of the Governance Committee. He is also a member of the Board of Teekay GP L.L.C., the general partner of Teekay LNG Partners L.P., and Chairman of Compass Diversified Holdings.

Mr. Day has over 45 years of experience in the marine transportation business, serving for the past 20 years as Chairman of one of the largest tanker companies in the world and 10 years before that as chief executive officer of an international bulk shipping company. In addition, Mr. Day has been active in the private equity investment business for the last 33 years, gaining extensive experience in financial management and analysis.

William M. Waterman	Director since 2012
Bedford, New York	Age 64

Mr. Waterman served as President and Chief Executive Officer of Penn Maritime Inc. (“Penn”) from 1983 through 2012 until the acquisition of Penn by the Company in 2012. Penn was a coastal tank barge operator, transporting primarily refinery feedstocks, asphalt and crude oil along the East Coast and Gulf Coast of the United States. He is also a director and past Chairman of The American Waterways Operators, the national trade association for the United States barge industry. Mr. Waterman serves as a member of the Governance Committee.

Mr. Waterman has over 36 years of experience in the coastal tank barge business with Penn and its predecessor companies, building Penn into one of the largest coastal tank barge operators in the United States. Mr. Waterman’s extensive experience in that business and knowledge of its markets and customers are valuable to the Board in its oversight of the Company’s coastal business and complement the inland marine transportation, midstream energy services and petrochemical industry experience of other Company directors.

Continuing Class I directors, serving until the Annual Meeting of Stockholders in 2020

Richard J. Alario	Director since 2011
Shreveport, Louisiana	Age 63

Mr. Alario served as Chief Executive Officer and a director of Key Energy Services, Inc. (“Key Energy”), a publicly traded oilfield service company listed on the NYSE, from 2004 until his retirement in March 2016. Prior to joining Key Energy, Mr. Alario served as Vice President of BJ Services Company, an oilfield service company, from 2002 to 2004, and served for over 21 years in various capacities, most recently Executive Vice President, of OSCA, Inc., also an oilfield service company. He serves as Chairman of the Governance Committee, is a member of the Audit Committee and has been chosen by the non-management directors to serve as the presiding director at executive sessions of the non-management directors. He currently serves as Ex-Officio Chairman and Executive Committee member of the National Ocean Industries Association. Mr. Alario is a director and chairman of the compensation committee of Distribution Now.

Mr. Alario has over 35 years of experience in the oilfield service business, serving as Chief Executive Officer with both operating and financial responsibility for one of the largest oilfield service companies in the United States. That experience is valuable to the Board in its oversight of the Company’s distribution and services business which serves the oilfield services industry as a significant part of its customer base. As a former public company Chief Executive Officer, Mr. Alario adds that perspective to the collective experience of the independent directors.

David W. Grzebinski	Director since 2014
Houston, Texas	Age 56

Mr. Grzebinski has served as President and Chief Executive Officer of the Company since April 2014. He served as President and Chief Operating Officer of the Company from January 2014 to April 2014, Executive Vice President from March 2010 to January 2014, as Chief Financial Officer from March 2010 to April 2014 and as Chairman of the Company’s principal offshore marine transportation subsidiary from February 2012 to April 2013. Prior to joining the Company in February 2010, he served in various administrative and operating positions with FMC Technologies Inc. (“FMC”), a global provider of advanced technology systems and products for the energy industry, including Controller, Energy Services, Treasurer, and Director of Global SAP and Industry Relations. Prior to joining FMC, he was employed by The Dow Chemical Company.

Mr. Grzebinski has primary responsibility for the business and strategic direction of the Company and is an essential link between the Board and the Company’s day-to-day operations. He has overall knowledge of all aspects of the Company, its operations, customers, financial condition and strategic planning.

Richard R. Stewart	Director since 2008
Houston, Texas	Age 68

Mr. Stewart served as President and Chief Executive Officer of GE Aero Energy, a division of GE Energy, and as an officer of General Electric Company, from 1998 until his retirement in 2006. From 1972 to 1998, Mr. Stewart served in various positions at Stewart & Stevenson Services, Inc. (“Stewart and Stevenson”), including Group President and member of the Board of Directors. He serves as Chairman of the Audit Committee. Mr. Stewart is also a director of Exterran Corporation and serves on its audit and compensation committees, a director and Chairman of Eagle Materials Inc. and a former director of Lufkin Industries, Inc.

During a 35-year business career, Mr. Stewart has been the principal executive officer with both operating and financial responsibility for the diesel engine and gas turbine power and service businesses at Stewart & Stevenson and then at GE Aero Energy. Mr. Stewart’s extensive experience in the diesel engine business is valuable to the Board in its oversight of the Company’s distribution and services business and complements the marine transportation and petrochemical industry experience of a number of the Company’s other directors.

THE BOARD OF DIRECTORS

The Company’s business is managed under the direction of the Board, which is responsible for broad corporate policy and for monitoring the effectiveness of Company management. Members of the Board are kept informed about the Company’s businesses by participating in meetings of the Board and its committees, through operating and financial reports made at Board and committee meetings by Company management, through various reports and documents sent to the directors for their review and by visiting Company facilities.

Director Independence

The NYSE listing standards require listed companies to have at least a majority of independent directors. For a director to be considered independent, the Board must determine that the director does not have any direct or indirect material relationship with the Company.

The Board has determined that the following incumbent directors have no relationship with the Company except as directors and stockholders and are independent within the meaning of the NYSE corporate governance rules:

Anne-Marie N. Ainsworth	Monte J. Miller
Richard J. Alario	Richard R. Stewart
Barry E. Davis	William M. Waterman
C. Sean Day

Board Committees

The Board has established three standing committees, including the Audit Committee, the Compensation Committee and the Governance Committee, each of which is briefly described below.

Audit Committee

All of the members of the Audit Committee are independent, as that term is defined in applicable SEC and NYSE rules. In addition, the Board has determined that all of the members of the Audit Committee are “audit committee financial experts,” as that term is defined in SEC rules. The Audit Committee operates under a written charter adopted by the Board. A copy of the charter is available on the Company’s website at www.kirbycorp.com in the Investor Relations section under Corporate Governance.

Principal Functions	Members
• Monitor the Company’s financial reporting, accounting procedures and systems of internal control	Richard R. Stewart (Chairman) Anne-Marie N. Ainsworth Richard J. Alario Barry E. Davis
• Select the independent auditors for the Company
• Review the Company’s audited annual and unaudited quarterly financial statements with management and the independent auditors
• Monitor the independence and performance of the Company’s independent auditors and internal audit function
• Monitor the Company’s compliance with legal and regulatory requirements

Compensation Committee

All of the members of the Compensation Committee are independent, as that term is defined in applicable SEC and NYSE rules. In addition, all of the members of the Compensation Committee are “Non-Employee Directors” and “outside directors” as defined in relevant federal securities and tax regulations. The Compensation Committee operates under a written charter adopted by the Board. A copy of the charter is available on the Company’s web site at www.kirbycorp.com in the Investor Relations section under Corporate Governance.

Principal Functions	Members
• Determine the compensation of executive officers of the Company	C. Sean Day (Chairman) Barry E. Davis Monte J. Miller
• Administer the Company’s annual incentive bonus program
• Administer the Company’s stock option, restricted stock and incentive plans and grant stock options, restricted stock and performance awards under such plans

Governance Committee

All of the members of the Governance Committee are independent, as that term is defined in NYSE rules. The Governance Committee operates under a written charter adopted by the Board. A copy of the charter is available on the Company’s website at www.kirbycorp.com in the Investor Relations section under Corporate Governance.

Principal Functions	Members
• Perform the function of a nominating committee in recommending candidates for election to the Board	Richard J. Alario (Chairman) C. Sean Day Monte J. Miller William M. Waterman
• Review all related person transactions
• Oversee the operation and effectiveness of the Board

The Governance Committee will consider director candidates recommended by stockholders or proposed by stockholders in accordance with the Company’s Bylaws. Recommendations may be sent to the Chairman of the Governance Committee, Kirby Corporation, 55 Waugh Drive, Suite 1000, Houston, Texas 77007, accompanied by biographical information for evaluation. The Board of the Company has approved Criteria for the Selection of Directors which the Governance Committee will consider in evaluating director candidates. The criteria address compliance with SEC and NYSE requirements relating to the composition of the Board and its committees, as well as character, integrity, experience, understanding of the Company’s business and willingness to commit sufficient time to the Company’s business. The criteria are available on the Company’s website at www.kirbycorp.com in the Investor Relations section under Corporate Governance.

In addition to the criteria, the Governance Committee and the Board will consider diversity in business experience, professional expertise, gender and ethnic background in evaluating potential nominees for director. The Company’s Corporate Governance Guidelines and Governance Committee Charter include provisions concerning the consideration of diversity in business experience, professional skills, gender and ethnic background in selecting nominees for director.

When there is a vacancy on the Board (i.e., in cases other than the nomination of an existing director for reelection), the Board and the Governance Committee have considered candidates identified by executive search firms, candidates recommended by stockholders and candidates recommended by other directors. The Governance Committee will continue to consider candidates from any of those sources when future vacancies occur. The Governance Committee does not evaluate a candidate differently based on whether or not the candidate is recommended by a stockholder.

Attendance at Meetings

It is the Company’s policy that directors are expected to attend Board meetings and meetings of committees on which they serve and are expected to attend the Annual Meeting of Stockholders of the Company. During 2017, the Board met 11 times, the Audit Committee met eight times, the Compensation Committee met five times and the Governance Committee met four times. Each director attended more than 95% of the aggregate number of meetings of the Board and all of the committees on which he or she served. All directors attended the 2017 Annual Meeting of Stockholders of the Company.

Director Compensation

Directors who are employees of the Company receive no additional compensation for their service on the Board. Compensation of nonemployee directors is determined by the full Board, which may consider recommendations of the Compensation Committee. Past practice has been to review director compensation when the Board believes that an adjustment may be necessary in order to remain competitive with director compensation of comparable companies. Management of the Company periodically collects published survey information on director compensation for purposes of comparison.

Each nonemployee director receives an annual fee of $75,000. A director may elect to receive the annual fee in cash, stock options or restricted stock. The Chairman of the Audit Committee receives an additional annual fee of $20,000, the Chairman of the Compensation Committee receives an additional annual fee of $15,000 and the Chairman of the Governance Committee receives an additional annual fee of $10,000. The presiding director at executive sessions of the non-management directors receives an additional annual fee of $20,000. In addition, each director receives an annual fee of $7,500 for each committee of the Board on which he or she serves. All fees are payable in four equal quarterly payments made at the end of each calendar quarter. The annual director fee is prorated for any director elected between annual stockholder meetings and the committee chairman, presiding director and committee member fees are prorated for any director who is elected to such position between annual meetings of the Board. Directors are reimbursed for reasonable expenses incurred in attending meetings.

Each nonemployee director will receive a fee of $3,000 for each board meeting attended, in person or by telephone, in excess of six meetings in any one calendar year. Each member of a committee of the board will receive a fee of $3,000 for each committee meeting attended, in person or by telephone, in excess of ten meetings in any one calendar year in the case of the Audit Committee, in excess of eight meetings in any one calendar year in the case of the Compensation Committee and in excess of eight meetings in any one calendar year in the case of the Governance Committee.

In addition to the fees described above provided to the directors, the Company has a stock award plan for nonemployee directors of the Company which provides for the issuance of stock options and restricted stock. The director plan provides for automatic grants of restricted stock to nonemployee directors after each annual meeting of stockholders. Each director receives restricted shares of the Company’s common stock after each annual meeting of stockholders. The number of shares of restricted stock issued is equal to (a) $167,500 divided by (b) the fair market value of a share of stock on the date of grant multiplied by (c) 1.2. The director plan also provides for discretionary grants of an aggregate of 10,000 shares in the form of stock options or restricted stock. In addition, the director plan allows for the issuance of stock options or restricted stock in lieu of cash for all or part of the annual director fee at the option of the director. A director who elects to receive options in lieu of the annual cash fee will be granted an option for a number of shares equal to (a) the amount of the fee for which the election is made divided by (b) the fair market value per share of the common stock on the date of grant multiplied by (c) 3. A director who elects to receive restricted stock in lieu of the annual cash fee will be issued a number of shares of restricted stock equal to (a) the amount of the fee for which the election is made divided by (b) the fair market value per share of the common stock on the date of grant multiplied by (c) 1.2. The exercise price for all options granted under the director plan is the fair market value per share of the Company’s common stock on the date of grant. The restricted stock issued after each annual meeting of stockholders vests six months after the date of issuance. Options granted and restricted stock issued in lieu of cash director fees vest in equal quarterly increments during the year to which they relate. The options generally remain exercisable for ten years after the date of grant.

The Board has established stock ownership guidelines for officers and directors of the Company. Nonemployee directors must be in compliance within five years after first election as a director, but are expected to accumulate the required number of shares ratably over the applicable five-year period. Under the guidelines, nonemployee directors are required to own common stock of the Company having a value equal to four times the annual cash director fee. As of December 31, 2017, all directors were in compliance with the stock ownership guidelines. The Governance Committee of the Board will monitor compliance with the guidelines and may recommend modifications or exceptions to the Board.

The following table summarizes the cash and equity compensation for nonemployee directors for the year ended December 31, 2017:

Director Compensation for 2017

Name	Fees Earned or Paid in Cash	Stock Awards(1)(2)	Option Awards(1)(2)	Total
Anne-Marie N. Ainsworth	$97,500	$201,072	$—	$298,572
Richard J. Alario	132,000	201,072	—	333,072
Barry E. Davis	30,000	201,072	76,212	307,284
C. Sean Day	45,000	291,216	—	336,216
Monte J. Miller	105,000	201,072	—	306,072
Richard R. Stewart	117,500	201,072	—	318,572
William M. Waterman	97,500	201,072	—	298,572

(1)

The amounts included in the “Stock Awards” and “Option Awards” columns represent the grant date fair value related to restricted stock awards and option grants to the directors, computed in accordance with FASB ASC Topic 718. For a discussion of valuation assumptions, see Note 9, Stock Award Plans, in the Company’s consolidated financial statements included in the Annual Report on Form 10-K for the year ended December 31, 2017.

(2)

Ms. Ainsworth, Mr. Alario, Mr. Davis, Mr. Day, Mr. Miller, Mr. Stewart and Mr. Waterman were each granted 2,846 shares of restricted stock on May 1, 2017 at a value of $70.65 per share. Mr. Day was granted an additional 1,276 shares of restricted stock on May 1, 2017 at a value of $70.65 per share and Mr. Davis was granted stock options for 3,188 shares on May 1, 2017 at an exercise price of $70.65 per share, as they elected to receive their annual director fee in the form of restricted stock or stock options.

The following table shows the aggregate number of shares of unvested restricted stock and stock options outstanding for each director as of December 31, 2017, as well as the grant date fair value of restricted stock awards and stock option grants made during 2017:

Name	Aggregate Shares of Unvested Restricted Stock as of December 31, 2017	Aggregate Stock Options Outstanding as of December 31, 2017	Grant Date Fair Value of Restricted Stock and Stock Options Awarded during 2017
Anne-Marie N. Ainsworth	—	—	$201,072
Richard J. Alario	—	29,153	201,072
Barry E. Davis	—	3,188	277,284
C. Sean Day	319	36,000	291,216
Monte J. Miller	—	43,276	201,072
Richard R. Stewart	—	24,000	201,072
William M. Waterman	—	22,000	201,072

Board Leadership Structure

The Board has no set policy concerning the separation of the offices of Chairman of the Board and Chief Executive Officer, but retains the flexibility to decide how the two positions should be filled based on the circumstances existing at any given time. Following Mr. Grzebinski’s succession to the position of President and Chief Executive Officer in 2014, the Board considered it important for Mr. Pyne, with his comprehensive understanding of the Company’s businesses and strategic direction, to continue in the role of an executive Chairman of the Board. During the same time period, the Board was focused on management succession planning, primarily for the role of Chief Executive Officer but also for other senior management positions. The Board determined that having Mr. Pyne continue to serve as an executive Chairman of the Board after relinquishing the role of Chief Executive Officer would facilitate the succession process and provide valuable support to the senior management team.

The Board does not have a “lead director,” but has chosen Mr. Alario to be the “presiding director” to preside at the regular executive sessions of the non-management directors that are held at least quarterly. Mr. Alario also serves as a liaison between the independent directors and management on certain matters that are not within the area of responsibility of a particular committee of the Board.

Risk Oversight

The Board carries out its risk oversight function through the Audit Committee and the full Board. Management prepares and reviews with the Audit Committee and the Board semiannually a comprehensive assessment of the identified internal and external risks of the Company that includes evaluations of the potential impact of each identified risk, its probability of occurrence and the effectiveness of the controls that are in place to mitigate the risk. The Audit Committee and the Board also receive regular reports of any events or circumstances involving risks outside the normal course of business of the Company. At times, a particular risk will be monitored and evaluated by another Board committee with primary responsibility in the area involved, such as the Compensation Committee’s review of the risks related to the Company’s compensation policies and practices. The Board’s administration of its risk oversight function has not affected the Board’s leadership structure.

TRANSACTIONS WITH RELATED PERSONS

The Board has adopted a written policy on transactions with related persons that provides that certain transactions involving the Company and any of its directors, executive officers or major stockholders or members of their immediate families, including all transactions that would be required to be disclosed as transactions with related persons in the Company’s Proxy Statement, are subject to approval in advance by the Governance Committee, except that a member of the Committee will not participate in the review of a transaction in which that member has an interest. The Committee has the discretion to approve any transaction which it determines is in, or not inconsistent with, the best interests of the Company and its stockholders. If for any reason a transaction with a related person has not previously been approved, the Committee will review the transaction within a reasonable period of time and either ratify the transaction or recommend other actions, including modification, rescission or termination, taking into consideration the Company’s contractual obligations. If a transaction is ongoing or consists of a series of similar transactions, the Committee will review the transaction at least annually and either ratify the continuation of the transaction or recommend other actions, including modification, rescission or termination, taking into consideration the Company’s contractual obligations. The policy provides certain exceptions, including compensation approved by the Board or its Compensation Committee.

The husband of Amy D. Husted, Vice President and General Counsel of the Company, is a partner in the law firm of Strasburger & Price, LLP. The Company paid the law firm $830,000 in 2017 for legal services. Mr. Grzebinski approves each engagement of the firm by the Company and the payment of fees billed by the firm.

CORPORATE GOVERNANCE

Business Ethics Guidelines

The Board has adopted Business Ethics Guidelines that apply to all directors, officers and employees of the Company. A copy of the Business Ethics Guidelines is available on the Company’s website at www.kirbycorp.com in the Investor Relations section under Corporate Governance. The Company is required to make prompt disclosure of any amendment to or waiver of any provision of its Business Ethics Guidelines that applies to any director or executive officer or to its chief executive officer, chief financial officer, chief accounting officer or controller, or persons performing similar functions. The Company will make any such disclosure that may be necessary by posting the disclosure on its website at www.kirbycorp.com in the Investor Relations section under Corporate Governance.

Corporate Governance Guidelines

The Board has adopted Corporate Governance Guidelines. A copy of the guidelines is available on the Company’s website at www.kirbycorp.com in the Investor Relations section under Corporate Governance.

Communication with Directors

Interested parties may communicate with the full Board or any individual directors, including the Chairmen of the Audit, Compensation and Governance Committees, the presiding director or the non-management or independent directors as a group, by writing to them c/o Kirby Corporation, 55 Waugh Drive, Suite 1000, Houston, Texas 77007. Complaints about accounting, internal accounting controls or auditing matters should be directed to the Chairman of the Audit Committee at the same address. All communications will be forwarded to the person(s) to whom they are addressed.

Website Disclosures

The following documents and information are available on the Company’s website at www.kirbycorp.com in the Investor Relations section under Corporate Governance:

•	Audit Committee Charter

•	Compensation Committee Charter

•	Governance Committee Charter

•	Criteria for the Selection of Directors

•	Business Ethics Guidelines

•	Corporate Governance Guidelines

•	Communication with Directors

BENEFICIAL OWNERSHIP OF COMMON STOCK

Beneficial Ownership of Directors and Executive Officers

The following table shows the number of shares of common stock beneficially owned by each director, each named executive officer listed in the Summary Compensation Table, and by the directors and executive officers of the Company as a group as of March 1, 2018. Under rules of the SEC, “beneficial ownership” is deemed to include shares for which the individual, directly or indirectly, has or shares voting or investment power, whether or not they are held for the individual’s benefit. Except as otherwise indicated, the persons named have sole voting and investment power over the shares shown.

	Shares of Common Stock Beneficially Owned on March 1, 2018					Percent of Common Stock(3)
	Direct(1)	Indirect		Right to Acquire(2)	Total
DIRECTORS
Anne-Marie N. Ainsworth	7,451	—		—	7,451
Richard J. Alario	12,627	—		29,153	41,780
Barry E. Davis	8,474	—		3,188	11,662
C. Sean Day	53,790	—		30,000	83,790
David W. Grzebinski	73,783	—		83,491	157,274
Monte J. Miller	14,401	—		37,276	51,677
Joseph H. Pyne	237,796	6,250	(4)	124,969	369,015
Richard R. Stewart	18,474	—		24,000	42,474
William M. Waterman	110,475	202,249	(5)	22,000	334,724
NAMED EXECUTIVES
C. Andrew Smith (6)	—	—		—	—
William G. Ivey	22,682	—		38,542	61,224
Joseph H. Reniers	28,825	—		28,968	57,793
Directors and Executive Officers as a group (22 in number)	703,353	209,499		512,475	1,425,327	2.4%

(1)

Shares owned as of March 1, 2018 and held individually or jointly with others, or in the name of a bank, broker or nominee for the individual’s account. Also includes shares held under the Company’s 401(k) Plan.

(2)	Shares with respect to which a director or executive officer has the right to acquire beneficial ownership within 60 days after March 1, 2018.

(3)	No percent of class is shown for holdings of less than 1%.

(4)	Shares are held by a trust for the benefit of Mr. Pyne’s daughter.

(5)	Shares are held by a trust for the benefit of Mr. Waterman’s wife and adult children. Mr. Waterman’s wife is a trustee of the trust. Mr. Waterman disclaims beneficial ownership of the trust shares.

(6)	The Company does not have current beneficial ownership information for Mr. Smith, former Chief Financial Officer, who left the Company on September 7, 2017.

Principal Stockholders

The following table and notes set forth information as of the dates indicated concerning persons known to the Company to be the beneficial owner of more than 5% of the Company’s outstanding common stock, based on filings with the SEC:

Name and Address	Number of Shares Beneficially Owned		Percent of Class(1)
Hushang Ansary. c/o Parman Enterprises LLC 1000 Louisiana, Suite 5900 Houston, TX 77002	5,237,134	(2)	8.8%

BlackRock, Inc. 55 East 52nd Street New York, NY 10055	4,763,004	(3)	8.0%

Eaton Vance Management 2 International Place Boston, MA 02110	4,696,881	(4)	7.9%

The Vanguard Group 100 Vanguard Blvd. Malvern, PA 19355	4,452,671	(5)	7.5%

Baillie Gifford & Co 1 Greenside Row Edinburgh EH1 3AN Scotland, UK	3,131,270	(6)	5.3%

(1)	Based on the Company’s outstanding shares of common stock on March 1, 2018.

(2)	Based on Schedule 13G, dated September 25, 2017, filed by Hushang Ansary with the SEC.

(3)	Based on Schedule 13G, dated January 24, 2018, filed by BlackRock, Inc. with the SEC.

(4)	Based on Schedule 13G/A, dated February 14, 2018, filed by Eaton Vance Management with the SEC.

(5)	Based on Schedule 13G/A, dated February 7, 2018, filed by The Vanguard Group with the SEC.

(6)	Based on Schedule 13G, dated January 26, 2018, filed by Baillie Gifford & Co with the SEC.

Section 16(a) Beneficial Ownership Reporting Compliance

The Company’s directors and executive officers, and persons who own beneficially more than 10% of the Company’s common stock, are required under Section 16(a) of the Securities Exchange Act of 1934 to file reports of beneficial ownership and changes in beneficial ownership of the Company’s common stock with the SEC and the NYSE. Based solely on a review of the copies of reports furnished to the Company and written representations that no other reports were required, the Company believes that its executive officers and directors complied with all Section 16(a) filing requirements during 2017.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Executive Summary

Named Executive Officers

The Company’s “named executive officers” for 2017 and their positions with the Company at the end of the year were David W. Grzebinski, President and Chief Executive Officer for the full year and acting Chief

Financial Officer from September 7, 2017 through December 31, 2017, C. Andrew Smith, Executive Vice President and Chief Financial Officer from January 1, 2017 to September 7, 2017, and the three other most highly compensated executive officers for 2017, consisting of Joseph H. Pyne, Chairman of the Board, William G. Ivey, President of the Company’s principal inland and offshore marine transportation subsidiaries, and Joseph H. Reniers, President of the Company’s principal distribution and services subsidiary.

Compensation for the named executive officers is provided primarily by three compensation elements: (1) base salary, (2) annual incentive compensation and (3) long-term incentives, including stock options, restricted stock and performance awards. The overall goal of the Company’s compensation program is to pay compensation competitive with similar corporations and to align annual incentives and long-term incentives with corporate performance and a return to the Company’s stockholders.

Compensation Objectives

The objectives of the compensation program are:

•	to attract and retain senior executives with competitive compensation opportunities;

•	to motivate consistent performance over time; and

•	to encourage performance that results in increased profitability and stockholder value.

The Company’s executive compensation program is designed to reward:

•

performance that contributes to the long-term growth and stability of the Company and the effectiveness of management in carrying out strategic objectives identified for the Company (through the base salary);

•	the financial and operational success of the Company for the current year (through the annual incentive plan); and

•	the future growth and profitability of the Company (through long-term incentive compensation awards).

Company Performance

The Company’s performance in 2017 was adversely affected by the continuing effects of the precipitous decline in the price of crude oil in the second half of 2014, which have included lower demand for the transportation of crude oil and natural gas condensate and the conversion of barges from crude oil service to other cargoes, with the resulting oversupply of barges in both the inland and coastal markets and impact on utilization and rates. Softness in the marine transportation markets was partially offset by the strong demand during the year for the remanufacture of pressure pumping equipment and overhaul of transmissions. The Company continued to generate strong cash flow with EBITDA of $402 million and maintained a strong balance sheet with a debt to capital ratio of 24.2%. The following table summarizes a number of key financial measures for the last five years (dollars are in millions except for per share amounts):

	2013	2014	2015	2016	2017
Total assets	$3,666	$4,127	$4,141	$4,290	$5,127
Total revenues	$2,242	$2,566	$2,148	$1,771	$2,214
Net earnings attributable to Kirby	$253	$282	$227	$141	$313
EBITDA(1)	$598	$643	$571	$445	$402
Earnings per share (diluted)(1)	$4.44	$4.93	$4.11	$2.62	$5.62	(2)

(1)	Performance measures for annual and long-term incentive compensation discussed under “Elements of Compensation — Annual Incentive Compensation” below.

(2)	Includes a $4.83 per share benefit from U.S. tax reform, partially offset by a $1.20 per share impairment charge and $.06 per share in severance costs.

The Company’s total stockholder return was 7.9% for the last five years, including a negative 34.8% return for 2015, when the full effects of the recent energy industry downturn were first felt. The Company delivered total stockholder returns of 30.5% for 2013 through 2014 and 26.9% for 2016 through 2017.

Incentive Plan Payouts

The named executive officers received annual incentive compensation payouts above target amounts because the Company’s results for 2017 on the key performance measures were above target amounts, but received long-term incentive compensation payouts below target amounts because results for the 2015-2017 performance period were below target amounts on a cumulative basis.

Chief Executive Officer Compensation

Mr. Grzebinski’s salary increased from an annual rate of $790,000 at the end of 2016 to an annual rate of $801,850 (a 1.5% increase) in April 2017. He earned cash incentive compensation payments of $1,911,875 (an increase of 77% from 2016) and received equity compensation awards with a grant date fair value of $1,650,108 (the same as 2016). A total of 56% of his direct compensation (annual bonus, three-year performance award and stock options) was performance-based.

Compensation Committee

The Compensation Committee (the “Committee”) of the Board has the authority and responsibility to (1) determine the compensation of executive officers of the Company, (2) administer the Company’s annual incentive compensation program, (3) administer all of the Company’s stock option and incentive compensation plans and grant stock options, restricted stock and other awards under the plans and (4) review and make recommendations to the Board with respect to incentive and equity-based compensation plans and any other forms of compensation for executive officers of the Company. During 2017, the Committee was composed of three members, all of whom are “independent directors,” “Non-Employee Directors” and “outside directors” as those terms are defined in relevant SEC and NYSE standards and federal securities and tax regulations.

The Committee does not delegate any of its authority to determine executive compensation. The Committee considers recommendations from the Chief Executive Officer in making its compensation decisions for executive officers other than the Chief Executive Officer. The Committee will usually follow those recommendations when setting compensation for other executive officers since the Chief Executive Officer is in the best position to evaluate the contributions of the other executive officers to the success of the Company. The Board undertakes an independent evaluation of the individual performance of the Chief Executive Officer before the Committee sets his compensation. The Committee also engaged a compensation consultant in connection with its compensation decisions for 2017.

In determining the compensation of the named executive officers, the Committee considered all elements of total compensation, including salary, annual incentive compensation, equity-based and other long-term incentive compensation and projected payouts under the Company’s retirement plans. The Committee also relied in part on the marketplace analysis prepared by Frederic W. Cook & Co., Inc. (the “Consultant”), a compensation consulting firm retained by the Committee, in determining that its compensation decisions, both as to specific elements of compensation and as to aggregate compensation, were in a reasonable range for comparable companies and for the positions held by the named executive officers. The Committee also considered the Consultant’s analysis in evaluating internal pay equity among the named executive officers. From that foundation, the Committee refined the individual compensation decisions based on a number of factors, including the prior year’s compensation, the performance of the Company or its business groups, individual performance of the named executive officer, any increased responsibilities assigned to a particular executive officer, the recommendations of the Chief Executive Officer (except as to his own compensation) and considerations of internal pay equity. However, the final decisions of the Committee are to some extent subjective and do not result from a formulaic application of any of those factors.

Say on Pay

At the Company’s 2017 Annual Meeting, stockholders approved the compensation of the Company’s named executive officers by 92% of the votes cast. The Company interpreted the vote as an endorsement of its executive compensation policies and practices, but the Committee continues to reevaluate the principal elements of the Company’s executive compensation on an ongoing basis, although no material changes were made for 2017.

Compensation Consultant

For 2017, the Committee engaged the Consultant to provide information for the Committee to consider in making compensation decisions. The Consultant was engaged directly by the Committee to:

•	review the reference group of comparable companies used for comparisons of Company performance and executive compensation;

•	perform a marketplace analysis of direct compensation for senior executive officers compared to the reference group of companies and published compensation surveys;

•	update the Committee on current trends in executive compensation;

•	consult with the Committee concerning risks of the Company’s compensation policies and practices; and

•	consult with the Committee with respect to the SEC’s executive compensation rulemaking pursuant to the Dodd-Frank Wall Street Reform and Consumer Protection Act.

At the Committee’s request, the Consultant addressed the six independence factors for compensation committee advisers that are identified in SEC regulations. The Committee concluded that there were no conflicts of interest that would affect the work of the Consultant for the Committee. The Consultant was not retained by the Company or any of its affiliates (other than the Committee) to perform any services during 2017.

Elements of Compensation

General

The Committee and management believe that the Company is a leader in the industries in which it operates and that its employees are frequently targeted by its competitors. Therefore, the Committee generally attempts to set compensation at levels to keep pace with inflation and the competitive market to avoid losing valuable employees.

Compensation information for a reference group of comparable companies used by the Committee in making compensation decisions was provided by the Consultant. See “Benchmarking” below for more detail and a listing of the companies in the reference group.

Based on information available in January 2017 when compensation for the year was set, the Consultant determined that, in the aggregate, four of the five named executive officers (excluding Mr. Pyne) were positioned below the median for the reference group for total cash compensation (base salary plus annual incentive bonus) and target and actual total direct compensation, which also includes long-term incentive compensation. Since few meaningful comparisons to the reference group were available for Mr. Pyne in the role of an executive Chairman of the Board, the Committee based its decision on his compensation for 2017 on its assessment of his continuing value as an active executive Chairman of the Board of the Company, following his successful 19-year tenure as the Company’s Chief Executive Officer.

Salary

The Committee targets base salaries for the named executive officers at approximately the median for comparable companies. Based on information provided by the Consultant, at the beginning of 2017, salaries of

Mr. Grzebinski, Mr. Ivey and Mr. Smith were below the median for comparable positions with companies in the reference group. The salaries of all named executive officers except Mr. Reniers were increased by 1.5% in April 2017. Following the acquisition by the Company of the assets of Stewart & Stevenson LLC in September 2017, a transaction that significantly increased the size and scope of the Company’s distribution and services business, Mr. Reniers was named President of Kirby Distribution & Services, Inc., the Company’s principal distribution and services subsidiary, with overall responsibility for all of the Company’s distribution and services businesses. To reflect his increased responsibilities, his salary was increased by 14% to an annual rate of $416,000.

Annual Incentive Compensation

With regard to the annual cash incentives for executive officers, the Committee attempts to set annual incentive compensation targets at a level such that, with target performance by an executive officer and the Company, the total cash compensation (base salary plus annual incentive bonus) for the executive officer will be at approximately the median for comparable companies and positions, but with a superior performance by an executive officer and the Company, the total cash compensation for the executive officer will be above the median. The Committee believes that providing total annual cash compensation above the median for similar corporations and positions is appropriate since a significant portion of each executive officer’s total annual cash compensation is at risk due to both individual performance factors and the Company’s success in achieving the targeted performance measures described below. Annual incentive compensation constitutes a significant portion of direct cash compensation and can vary significantly from year to year depending on the Company’s achievement of the performance measures.

Based on the market analysis provided to the Committee by the Consultant, the Committee determined that the target total cash compensation for 2017 for the four named executive officers other than Mr. Pyne would be below the median in the aggregate. Based on the Company’s performance in 2017 and information available at the end of the year, actual total cash compensation for three of the four named executive officers in the aggregate (excluding Mr. Smith, who left the Company in September) was above the median when compared to reference group and survey information for the positions with the Company they held at the end of the year.

For 2017, the Committee established the achievement by the Company of net earnings greater than $1,000,000 as the performance goal required for any participants in the Company’s annual incentive plan to receive a bonus. The Committee also established objectives for three equally weighted performance measures for the year, based on the budget for the year that was prepared by management and approved by the Board, to serve as the basis for determining the total amount to be paid out pursuant to the annual incentive plan. Target annual incentive compensation expressed as a percentage of a participant’s base salary was established for each participant in the plan and an interim incentive payment amount was determined for each participant based on the extent to which the three performance measures were achieved by each of the Company’s business groups and by the Company as a whole. The aggregate amount of the bonus pool for the year was equal to the sum of the interim incentive payment amounts so determined for all participants. The interim incentive payment amount for each participant served as a guideline for the individual awards, but each individual bonus could be above or below that level. However, in no event would a bonus paid to any participant exceed 200% of the target bonus for that participant. The Committee could decrease (but not increase) the bonus paid to any participant below that maximum amount based on such quantitative or qualitative criteria as the Committee determined to be appropriate.

The three performance measures were EBITDA, return on total capital and earnings per share. EBITDA for the year is calculated by adding the following amounts shown in the Company’s audited financial statements: (1) net earnings attributable to Kirby, (2) depreciation and amortization, (3) interest expense, (4) provision for taxes on income and (5) impairment of long-lived assets. Return on total capital for the year is calculated by dividing (i) net earnings attributable to Kirby plus provision for taxes on income plus interest expense by (ii) the average of total equity plus long-term debt for the year. Earnings per share is diluted net earnings per share attributable to the Company’s common stockholders as shown in the Company’s Consolidated Statements of Earnings.

In addition to the target bonus established for each participant in the annual incentive plan, the Committee also established a range of possible incentive compensation payments, with no payment unless at least 80% of the target performance is achieved and a maximum possible award of 200% of the target amount if 120% of the target performance is achieved. Annual incentive compensation payments for most employees of the Company itself (a holding company which conducts operations through its subsidiaries) are based entirely on the performance of the Company as a whole. Payments for the heads of the Company’s business groups and for certain management level employees with responsibilities for more than one business group are generally based partly on the performance of the business groups and partly on overall Company performance.

For 2017, the Company exceeded $1,000,000 in net earnings, the performance goal that had to be achieved for any plan participants to receive incentive payments. In addition, the target and actual amounts for the three additional performance measures for the Company were:

	Target	Actual(1)
EBITDA	$374 million	$408 million
Return on total capital	5.7%	6.1%
Earnings per share	$1.82	$2.05

(1)

Excludes a $4.83 per share benefit from U.S. tax reform, partially offset by a $1.20 per share impairment charge and $.06 per share in severance costs. All three items were excluded in determining annual incentive compensation payouts.

For 2017, the Committee set the target annual incentive compensation for the named executive officers at the following percentages of base salary: Mr. Grzebinski (100%), Mr. Pyne (90%), Mr. Smith (70%), Mr. Ivey (70%) and Mr. Reniers (70%). The target percentages were set at levels which the Committee determined, based in part on analysis by the Consultant, are commensurate with their responsibilities, consistent with the Company’s executive compensation philosophy, internally equitable and competitive for executives with their qualifications and experience. Payouts under the annual incentive plan for 2017 were 146.1% of the target amount for Mr. Pyne, Mr. Grzebinski and Mr. Reniers (employees of the parent Company), and 129.4% of the target for Mr. Ivey whose payout is based on a blend of Company performance and the performance of the Company’s two principal marine transportation subsidiaries.

The Committee awarded an amount equal to the interim incentive payment calculated under the plan, without adjustment, to each named executive officer for 2017 after determining that the performance of each of the officers met expectations for the year. Those determinations for the Chairman of the Board and the Chief Executive Officer were based on the performance evaluation of the Chief Executive Officer conducted by the Board under the guidance of the Governance Committee, on the extent of the Company’s achievement of its financial, operational and strategic goals for 2017 and on the Board’s interaction on a regular basis with both officers. The determination for the other named executive officers was based primarily on evaluations and recommendations made by the Chief Executive Officer, as well as on the Board’s interaction with the other named executive officers during the previous year in relation to matters in their areas of responsibility.

Long-Term Incentive Compensation

The Committee’s objective for long-term incentive compensation for executive officers is generally to fall between the 50th and 75th percentiles (depending on performance) in long-term incentive compensation of similar corporations and positions. The primary long-term incentives for executive officers are stock options, restricted stock and cash performance awards. The Committee views stock option and restricted stock awards as a regular component of compensation for executive officers, as well as for managerial level employees generally, because the Committee believes that such awards provide an incentive for key employees to remain with the Company and focus on the Company’s long-term performance. The long-term incentive compensation supplies the incentive of tying a meaningful portion of total compensation to Company performance, as well as business group and individual performance. In addition, the ultimate value of the options and shares of restricted stock granted depends on the Company’s stock price, aligning the interests of recipients of the awards with the interests of the Company’s stockholders.

In 2017, the Committee granted nonqualified stock options covering 75,318 shares of common stock and 45,410 shares of restricted stock to the named executive officers. Those numbers include options and shares granted under the long-term incentive compensation program discussed below. The options were granted at a price equal to the fair market value of the Company’s common stock on the date of grant, vest in equal increments over three years and have a term of seven years. The restricted stock vests in equal increments over five years.

The Company maintains a long-term incentive compensation program for selected senior executives that is administered by the Committee. The program allows the grant of incentive stock options, nonincentive stock options, restricted stock, performance shares and performance units (or any combination thereof). The objective of the program is to provide long-term incentive compensation to the specified executives in an amount that falls between the 50th and 75th percentiles (depending on performance) when compared to companies or business units of similar size. The actual value realized will be based on the Company’s performance over a period of approximately three to seven years.

Under the program, the elements of long-term compensation to be awarded, as well as the executives selected to participate, are determined each year by the Committee. For 2017, the Committee determined that the executives who would receive awards under the long-term incentive compensation program would include the three executive officers named below and that 20% of the target value of the awards would be in the form of stock options, 40% in the form of restricted stock and 40% in the form of cash performance awards. The target values of the awards, broken down by the three components, were as follows:

	Stock Options	Restricted Stock	Performance Awards	Total
David W. Grzebinski	$550,000	$1,100,000	$1,100,000	$2,750,000
Joseph H. Pyne	500,000	1,000,000	1,000,000	2,500,000
William G. Ivey	200,000	400,000	400,000	1,000,000
C. Andrew Smith	140,000	280,000	280,000	700,000

The options vest over a three-year period and the restricted stock vests over a five-year period. The performance awards are based on a three-year performance period beginning January 1, 2017. For Mr. Grzebinski and Mr. Pyne, the percentage of the target award paid at the end of the performance period will be based on the Company’s achievement on a cumulative basis for the three-year period of the objective levels of EBITDA, return on total capital and earnings per share established under its annual incentive plan, with the three factors equally weighted. For Mr. Ivey, the percentage of the target award paid at the end of the performance period will be based partly on the Company’s performance and partly on the performance of the Company’s two principal marine transportation subsidiaries. The awards to Mr. Smith terminated upon his resignation as Chief Financial Officer of the Company. The officers will be paid the target amount if 100% of the objective performance measures is achieved over the three-year period. The payment can range from zero if less than 80% of the objective performance measures is achieved to a maximum of 200% of the target award for the achievement of 130% or more of the objective performance measures.

The amount and form of the long-term incentive compensation awards, including the specific mix of long-term incentive compensation elements, were based in part on an analysis of market data on the amounts of awards and recommendations on the form of awards provided by the Consultant to the Committee.

Chief Executive Officer

The base salary of the Company’s President and Chief Executive Officer, David W. Grzebinski, was generally based on the same factors and criteria outlined above, which include compensation paid to chief executives of similar corporations, individual as well as corporate performance and a general correlation with the compensation of other executive officers of the Company. The Committee set the base salary for Mr. Grzebinski at an annual rate of $801,850 effective April 1, 2017, an increase of 1.5% over his salary at the end of 2016. In setting Mr. Grzebinski’s compensation, the Committee also considered the Company’s success in achieving the financial, operational and strategic corporate goals established for the previous year, as well as the annual evaluation of the Chief Executive Officer’s performance conducted by the Board under the guidance of its Governance Committee. However, neither the achievement of corporate goals, the performance evaluation nor any other particular aspect of Company or individual performance is given any specific weighting or tied by any type of formula to decisions on the Chief Executive Officer’s base salary or long-term incentive compensation awards. The $1,911,875 in non-equity incentive plan compensation shown for Mr. Grzebinski in the Summary Compensation Table consisted of (1) $1,167,175 determined under the annual incentive plan described above and (2) a $744,700 payment earned by Mr. Grzebinski for the 2015-2017 performance period under a cash performance award granted as part of the Company’s long-term incentive compensation program that was based on the formula for the performance award that was established by the Committee when the award was made at the beginning of 2015. Based on information available at the end of the year, actual 2017 total cash compensation for Mr. Grzebinski was between the median and the 75th percentile, and actual total direct compensation was at the 75th percentile, compared to reference group and survey data.

Retirement Plans

The Company maintains two primary retirement plans in which the named executive officers are eligible to participate on the same basis as broad categories of employees — a Profit Sharing Plan and a 401(k) Plan. Most of the Company’s shore-based employees are eligible to participate in the Profit Sharing Plan. The aggregate contributions made to the plan by the Company are allocated among the participants according to base salary. All employees of the Company are eligible to participate in the 401(k) Plan, under which the Company will match employee contributions in an amount up to 3% of an employee’s base salary.

The Company maintains an unfunded, nonqualified Deferred Compensation Plan for Key Employees, which is designed primarily to provide additional benefits to eligible employees to restore benefits to which they would be entitled under the Company’s Profit Sharing Plan and 401(k) Plan were it not for certain limits imposed by the Internal Revenue Code. The plan is designed to restore benefits for employees being compensated in excess of certain limits (base salary of $270,000 per annum for 2017). In 2017, the Committee approved contributions for each participant at the maximum amounts allowed by the Plan.

Perquisites and Personal Benefits

The only perquisites or other personal benefits that the Company provides to the named executive officers are an automobile allowance that is given to approximately 180 executive and management employees and payment of the cost of club memberships that are used for both business and personal purposes. The Committee believes the personal benefits are reasonable in amount and help the Company attract and retain key employees.

Employment/Severance Agreements

Except for accelerated vesting of outstanding stock options and restricted stock upon a qualifying termination of employment following a change in control of the Company, and a right to receive a proportionate part of outstanding performance awards upon a change in control of the Company, there are no special compensation arrangements related to severance or change-in-control events. The Company has no employment agreements with any of its executive officers.

Benchmarking

The Committee used information provided by the Consultant to benchmark executive compensation and assist in the design of its incentive plans. Marketplace analysis developed by the Consultant was based in part on a reference group of companies. The companies in the reference group were selected because they are of a similar size to the Company in revenue and market capitalization, generate comparable returns on assets, equity and capital and have primary operations in at least one of the same business segments as the Company. In determining competitive market levels for the elements of executive compensation, the Consultant used a combination of reference group proxy data and data from published compensation surveys.

The reference group companies used by the Consultant at the beginning of 2017 were:

Archrock, Inc.	Matson, Inc.

Bristow Group Inc.	McDermott International, Inc.

GATX Corporation	Oceaneering International, Inc.

Genesee & Wyoming Inc.	Oil States International, Inc.

Helix Energy Solutions Group, Inc.	SEACOR Holdings Inc.

Hub Group, Inc.	SemGroup Corporation

J.B. Hunt Transport Services, Inc.	Superior Energy Services, Inc.

Kansas City Southern	Swift Transportation Company(1)

Knight Transportation, Inc.(1)	Werner Enterprises, Inc.

Landstar System, Inc.

(1)	Knight Transportation, Inc. and Swift Transportation Company merged in September 2017.

Based on information available at the end of the year, total cash compensation for the three named executive officers other than Mr. Pyne and Mr. Smith, was between the median and the 75th percentile in the aggregate, and total direct compensation was below the median in the aggregate, for comparable companies based on reference group and survey data.

Other Compensation Matters

Compensation Related Risk

With the assistance of the Consultant, the Committee undertook a review of the Company’s compensation policies and practices and concluded that the Company’s compensation programs do not encourage excessive risk taking and do not present risks that are reasonably likely to have a material adverse effect on the Company.

Tax Considerations

Section 162(m) of the Internal Revenue Code generally disallows a tax deduction to public companies for compensation over $1 million paid to the Chief Executive Officer and certain other highly compensated executive officers. Prior to the enactment of the Tax Cuts and Jobs Act (the “Tax Act”) on December 22, 2017, certain performance-based compensation was exempt from the deduction limit. The Tax Act eliminated the exemption for performance-based compensation effective for tax years beginning after December 31, 2017, but included a transition rule allowing the exemption for performance-based compensation in effect on November 2, 2017 that satisfies certain conditions. It is uncertain whether performance-based compensation awarded to the Company’s executive officers prior to that date will qualify for the transition relief until the Internal Revenue Service issues further guidance on the subject.

Timing of Compensation Decisions

The Committee generally makes executive compensation decisions in January of each year. Options have always been granted at an exercise price equal to the fair market value of the Company’s stock on the date of grant. Options granted at the regular January meeting of the Committee, which takes place several days before the Company’s public release of earnings information for the previous year, are granted at an exercise price equal to the fair market value of the Company’s stock on a specified date shortly after the earnings release, in which case the later date is considered the date of grant.

Stock Ownership Guidelines

The Board has established stock ownership guidelines for executive officers and directors of the Company and its subsidiaries. Executive officers must be in compliance within five years after becoming an executive officer, but are expected to accumulate the required number of shares ratably over the applicable five-year period. Under the guidelines, both the executive Chairman of the Board and the Chief Executive Officer are required to own common stock of the Company having a value equal to four times base salary. For the other named executive officers, the requirement is three times base salary. As of December 31, 2017, all named executive officers were in compliance with the stock ownership guidelines.

Hedging

The Company has adopted a policy prohibiting hedging the economic risk of ownership of Company stock. The prohibition against hedging, as well as pledging Company stock, is part of the insider trading policy included in the Company’s Business Ethics Guidelines.

Compensation Committee Report

The Compensation Committee of the Board of Directors of the Company has reviewed and discussed with management the Compensation Discussion and Analysis in this Proxy Statement. Based on that review and discussion, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement.

COMPENSATION COMMITTEE

C. Sean Day, Chairman

Barry E. Davis

Monte J. Miller

Compensation Committee Interlocks and Insider Participation

The current members of the Compensation Committee are Mr. Davis, Mr. Day, and Mr. Miller. None of such persons is or has been an officer or employee of the Company or any of its subsidiaries. In 2017, no executive officer of the Company served on the board of directors or compensation committee of another entity, any of whose executive officers served on the Board or Compensation Committee of the Company.

Compensation Tables

Summary Compensation Table

Name and Principal Position		Salary	Stock Awards(1)	Option Awards(1)	Non-Equity Incentive Plan Compensation(2)	Change in Pension Value and Non-Qualified Deferred Compensation Earnings(3)	All Other Compensation(4)	Total
Joseph H. Pyne	2017	$682,594	$1,000,080	$500,004	$1,574,543	$5,928	$44,831	$3,807,980
Chairman of the Board	2016	675,000	$1,000,020	$500,004	$1,080,575	$(11,929)	$86,269	$3,329,939
	2015	668,750	1,000,020	500,004	1,803,204	(37,233)	148,467	4,083,212

David W. Grzebinski	2017	798,888	1,100,100	550,008	1,911,875	—	20,279	4,381,150
President and Chief Executive Officer	2016	790,000	1,100,160	550,008	1,078,300	—	83,584	3,602,052
	2015	767,500	1,100,100	550,008	961,258	—	146,320	3,525,186

C. Andrew Smith (5)	2017	278,536	—	—	137,720	—	48,345	464,601
Executive Vice President and Chief Financial Officer	2016	400,000	279,960	140,004	348,300	—	54,348	1,222,612
	2015	387,500	280,080	139,968	203,166	—	87,157	1,097,871

William G. Ivey	2017	420,680	400,020	200,052	697,852	—	28,585	1,747,189
President — Kirby Inland Marine, LP and Kirby Offshore Marine, LLC	2016	416,000	400,080	200,016	480,579	—	56,320	1,552,995
	2015	412,000	400,080	200,016	482,208	—	92,360	1,586,664

Joseph H. Reniers	2017	379,392	327,600	163,584	388,004	—	23,544	1,282,124
President — Kirby Distribution & Services, Inc.	2016	348,750	1,283,280	541,740	148,916	—	40,238	2,362,924
	2015	334,282	283,440	141,696	175,264	—	68,636	1,003,318

(1)

The amounts included in the “Stock Awards” and “Option Awards” columns represent the grant date fair value related to restricted stock awards and option grants to the named executive officers, computed in accordance with FASB ASC Topic 718. For a discussion of valuation assumptions, see Note 9, Stock Award Plans, in the Company’s consolidated financial statements included in the Annual Report on Form 10-K for the year ended December 31, 2017. The actual number of stock awards and options granted in 2017 is shown in the “Grants of Plan Based Awards During 2017” table.

(2)

Amounts include payments under the Company’s annual incentive plan and payments pursuant to three-year performance awards. Both the annual incentive plan and the performance awards are described in more detail in the “Compensation Discussion and Analysis” above.

(3)	The amounts for Mr. Pyne reflect the aggregate change during 2017, 2016 and 2015 in the present value of his accumulated benefit under a Deferred Compensation Agreement with Kirby Inland Marine, LP.

(4)

Amounts for 2017 include an automobile allowance, club memberships, 401(k) Plan match, group life insurance and personal use of Company plane for Mr. Pyne, an automobile allowance, club membership, 401(k) Plan match and group life insurance for Mr. Grzebinski, Mr. Ivey and Mr. Reniers and an automobile allowance, club membership, 401(k) Plan match, group life insurance and health spending account contribution for Mr. Smith. The Company’s contributions under the Company’s Profit Sharing Plan and Deferred Compensation Plan for Key Employees for 2017, which would otherwise be included in this column, have not been determined as of the date of this Proxy Statement. For 2016, the Company’s contributions under the Profit Sharing Plan were as follows: $14,589 to Mr. Pyne, $14,589 to Mr. Grzebinski, $14,589 to Mr. Smith, $14,589 to Mr. Ivey and $14,589 to Mr. Reniers. For 2016, the Company’s contributions under the Deferred Compensation Plan for Key Employees were as follows: $34,891 to Mr. Pyne, $44,678 to Mr. Grzebinski, $11,489 to Mr. Smith, $12,850 to Mr. Ivey and $7,127 to Mr. Reniers.

(5)	Mr. Smith left the Company on September 7, 2017.

Grants of Plan Based Awards During 2017

	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)			All Other Stock Awards: Number of Shares of Stock or Units(2)	All Other Option Awards: Number of Securities Underlying Options(3)	Exercise Price of Option Awards ($/sh)(4)	Grant Date Fair Value of Stock and Option Awards(5)
Name		Threshold	Target	Maximum
Joseph H. Pyne	02/06/17	$200,000	$1,000,000	$2,000,000
	02/06/17				14,600			$1,000,080
	02/06/17					24,213	$68.50	500,004

David W. Grzebinski	02/06/17	220,000	1,100,000	2,200,000
	02/06/17				16,060			1,100,100
	02/06/17					26,634	68.50	550,008

C. Andrew Smith(6)	02/06/17	56,000	280,000	560,000
	02/06/17				4,090			280,140
	02/06/17					6,780	68.50	140,004

William G. Ivey	02/06/17	80,000	400,000	800,000
	02/06/17				5,840			400,020
	02/06/17					9,687	68.50	200,052

Joseph H. Reniers	02/06/17	—	—	—	4,140			283,620
	02/06/17					6,861	68.50	141,696
	09/18/17				680			43,980
	09/18/17					1,143	64.65	21,888

(1)

Amounts shown represent long-term performance awards made to the four of the five named executive officers in 2017 for the 2017-2019 performance period under the Company’s long-term incentive compensation program. The performance awards are based on a three-year performance period beginning January 1, 2017. The percentage of the target award paid at the end of the performance period will be based on the achievement by the Company on a cumulative basis for the three-year performance period of the objective levels of EBITDA, return on total capital and earnings per share established under the Company’s annual incentive plan. The threshold amount is payable if 80% of the performance target is achieved and the maximum amount is payable if 130% or more of the performance target is achieved; if less than 80% is achieved, there is no payment. For 2017, the first year of the performance period, the Company and its business groups achieved approximately 94%-109%, of the target performance measures (depending on the weighting for the different participants), but any payout to the participating executive officers cannot be determined until the remaining two years of the performance period are completed.

(2)

Represents the number of shares of restricted stock awarded in 2017 under the Company’s 2005 Stock and Incentive Plan. The restricted stock granted on February 6, 2017 vests 20% on January 24th of each year following the original award dates. The restricted stock granted to Mr. Reniers on September 18, 2017 vests 20% on September 18th of each year following the original award date.

(3)

Represents the number of stock options awarded in 2017 under the Company’s 2005 Stock and Incentive Plan. The options granted on February 6, 2017 and September 18, 2017 become exercisable one-third after one year, two-thirds after two years, and are fully exercisable after three years from the dates of grant. No stock appreciation rights were granted with the stock options.

(4)	The exercise price per share is equal to the closing price per share of the Company’s common stock on the date of grant.

(5)

The grant date fair values are calculated based in accordance with FASB ASC Topic 718. For restricted stock awarded, the shares are valued at the closing stock price of the Company’s common stock on the date of grant, resulting in a fair value of $68.50 per share on February 6, 2017 and $64.65 per share on September 18, 2017. The Black-Scholes option pricing model is used to determine the fair value of stock options, resulting in a fair value of $20.65 per share on February 6, 2017 and $19.14 per share on September 18, 2017.

(6)	Mr. Smith left the Company on September 7, 2017.

Outstanding Equity Awards at December 31, 2017

	Option Awards				Stock Awards
Name	Number of Securities Underlying Unexercised Options Exercisable	Number of Securities Underlying Unexercised Options Unexercisable(1)	Option Exercise Price	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested(2)	Market Value of Shares or Units of Stock That Have Not Vested(3)
Joseph H. Pyne	29,413	—	$46.74	01/31/18	46,015	$3,073,802
	30,193	—	65.28	02/15/19
	31,742	—	70.65	02/04/20
	13,752	—	104.37	03/10/21
	13,238	6,619	74.99	02/02/22
	10,677	21,354	51.23	02/01/23
	—	24,213	68.50	02/06/24

David W. Grzebinski	6,128	—	46.74	01/31/18	46,579	3,111,477
	8,052	—	65.28	02/15/19
	9,069	—	70.65	02/04/20
	7,041	—	96.85	01/02/21
	5,118	—	101.46	02/25/21
	14,562	7,281	74.99	02/02/22
	11,745	23,490	51.23	02/01/23
	—	26,634	68.50	02/06/24

William G. Ivey	6,794	—	65.28	02/15/19	17,660	1,179,688
	6,348	—	70.65	02/04/20
	5,685	—	101.46	02/25/21
	5,296	2,648	74.99	02/02/22
	4,271	8,542	51.23	02/01/23
	—	9,687	68.50	02/06/24

Joseph H. Reniers	3,500	—	46.74	01/31/18	28,890	1,929,852
	4,731	—	66.72	02/06/19
	6,174	—	70.65	02/04/20
	3,861	—	93.64	02/03/21
	237	—	101.46	02/25/21
	3,752	1,876	74.99	02/02/22
	3,025	6,050	51.23	02/01/23
	—	15,500	64.89	05/02/25
	—	6,861	68.50	02/06/24
	—	1,143	64.65	09/18/24

(1)	The unexercisable options held by the named executive officers are exercisable or become exercisable, as follows:

Grant Date	Vesting Date	Joseph H. Pyne	David W. Grzebinski	William G. Ivey	Joseph H. Reniers
02/02/15	02/02/18	6,619	7,281	2,648	1,876

02/01/16	02/01/18	10,677	11,745	4,271	3,025
	02/01/19	10,677	11,745	4,271	3,025

05/02/16	05/02/21	—	—	—	15,500

02/06/17	02/06/18	8,071	8,878	3,229	2,287
	02/06/19	8,071	8,878	3,229	2,287
	02/06/20	8,071	8,878	3,229	2,287

09/18/17	09/18/18	—	—	—	381
	09/18/19	—	—	—	381
	09/18/20	—	—	—	381

(2)	The vesting dates of the restricted stock awards for the named executive officers are as follows:

Name	Vesting Dates	01/28/13	02/04/13	01/02/14	02/03/14	02/25/14	03/10/14	02/02/15	02/01/16	05/02/16	02/06/17	09/18/17	Total
Joseph H. Pyne	01/24/18	—	3,964	—	—	—	1,917	2,667	3,904	—	2,920	—	15,372
	01/24/19	—	—	—	—	—	1,917	2,667	3,904	—	2,920	—	11,408
	01/24/20	—	—	—	—	—	—	2,667	3,904	—	2,920	—	9,491
	01/24/21	—	—	—	—	—	—	—	3,904	—	2,920	—	6,824
	01/24/22	—	—	—	—	—	—	—	—	—	2,920	—	2,920

David W. Grzebinski	01/24/18	—	1,133	992	—	710	—	2,934	4,295	—	3,212	—	13.276
	01/24/19	—	—	992	—	710	—	2,934	4,295	—	3,212	—	12.143
	01/24/20	—	—	—	—	—	—	2,934	4,295	—	3,212	—	10.441
	01/24/21	—	—	—	—	—	—	—	4,295	—	3,212	—	7,507
	01/24/22	—	—	—	—	—	—	—	—	—	3,212	—	3.212

William G. Ivey	01/24/18	—	793	—	—	789	—	1,067	1,562	—	1,168	—	5,379
	01/24/19	—	—	—	—	789	—	1,067	1,562	—	1,168	—	4,586
	01/24/20	—	—	—	—	—	—	1,067	1,562	—	1,168	—	3,797
	01/24/21	—	—	—	—	—	—	—	1,562	—	1,168	—	2,730
	01/24/22	—	—	—	—	—	—	—	—	—	1,168	—	1,168

Joseph H. Reniers	01/24/18	834	—	—	534	33	—	756	1,106	—	828	—	4,091
	01/24/19	—	—	—	534	33	—	756	1,106	—	828	—	3,257
	01/24/20	—	—	—	—	—	—	756	1,106	—	828	—	2,690
	01/24/21	—	—	—	—	—	—	—	1,106	—	828	—	1,934
	01/24/22	—	—	—	—	—	—	—	—	—	828	—	828
	05/02/21	—	—	—	—	—	—	—	—	15,410	—	—	15,410
	09/18/18	—	—	—	—	—	—	—	—	—	—	136	136
	09/18/19	—	—	—	—	—	—	—	—	—	—	136	136
	09/18/20	—	—	—	—	—	—	—	—	—	—	136	136
	09/18/21	—	—	—	—	—	—	—	—	—	—	136	136
	09/18/22	—	—	—	—	—	—	—	—	—	—	136	136

(3)

The market value of the shares of restricted stock that had not vested as of December 31, 2017 is calculated using the closing price of the Company’s common stock on December 29, 2017, which was $66.80 per share.

Option Exercises and Stock Vested During 2017

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise	Value Realized on Exercise(1)	Number of Shares Acquired on Vesting	Value Realized on Vesting(2)
Joseph H. Pyne	—	$—	16,128	$1,067,674
David W. Grzebinski	8,910	331,007	11,045	731,179
C. Andrew Smith	2,990	39,677	3,380	223,756
William G. Ivey	—	—	5,039	333,582
Joseph H. Reniers	4,000	132,200	4,018	265,992

(1)	Based on the closing price of the Company’s common stock on the date of exercise.

(2)	Based on the closing price of the Company’s common stock on the date of vesting.

Pension Benefits

Name	Plan Name	Present Value of Accumulated Benefit
Joseph H. Pyne	Kirby Inland Marine LP — Deferred Compensation Plan(1)	$611,010

(1)

Kirby Inland Marine, LP has an unfunded Deferred Compensation Agreement with Mr. Pyne in connection with his previous employment as its President. Mr. Pyne has enough years of service to qualify for the maximum payment of $4,175 per month under the agreement. The agreement provides for benefits to Mr. Pyne of $4,175 per month commencing upon the later of his severance from the employment of the Company or his 65th birthday and continuing until the month of his death. If Mr. Pyne should die prior to receiving such deferred compensation, the agreement provides for monthly payments to his beneficiary for a period of not less than 60 nor more than 120 months, depending on the circumstances. The agreement also provides that no benefits will be paid if Mr. Pyne is terminated for a “wrongful action” (as defined in the agreement). Mr. Pyne received no payments under the agreement during 2017.

Nonqualified Deferred Compensation

Name	Registrant Contributions in Last Fiscal Year(1)	Aggregate Earnings in Last Fiscal Year(2)	Aggregate Balance at Last Fiscal Year End
Joseph H. Pyne	$—	$364,579	$3,239,344
David W. Grzebinski	—	45,516	354,268
C. Andrew Smith	—	5,287	33,676
William G. Ivey	—	50,528	374,373
Joseph H. Reniers	—	3,037	25,774

(1)

The Company has an unfunded, nonqualified Deferred Compensation Plan for Key Employees which was adopted effective January 1, 1992. The Plan is designed primarily to provide additional benefits to eligible employees to restore benefits to which they would be entitled under the Company’s Profit Sharing Plan and 401(k) Plan were it not for certain limits imposed by the Internal Revenue Code. The benefits under the Deferred Compensation Plan are designed to restore benefits for employees with base salary in excess of a certain level (base salary of $270,000 for 2017). Contributions for 2017, which would otherwise be included in this column, have not been determined as of the date of this Proxy Statement. For 2016, the Company’s contributions under the Deferred Compensation Plan for Key Employees were as follows: $34,891 to Mr. Pyne, $44,678 to Mr. Grzebinski, $11,489 to Mr. Smith, $12,850 to Mr. Ivey and $7,127 to Mr. Reniers. Mr. Smith, who left the Company on September 7, 2017, was 60% vested in the Deferred Compensation Plan and therefore forfeited $20,839 of the aggregate balance on September 7, 2017.

(2)

Earnings and losses on deferred compensation under the Deferred Compensation Plan for Key Employees are calculated in the same manner and at the same rate as earnings and losses on externally managed investments of salaried employees participating in the Company’s Profit Sharing Plan.

Equity Compensation Plan Information as of December 31, 2017

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options	Weighted-Average Exercise Price of Outstanding Options	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in First Column)
Equity compensation plans approved by stockholders	654,655	$66.45	1,805,296
Equity compensation plans not approved by stockholders(1)	157,617	$67.54	510,071
Total	812,272	$66.66	2,315,367

(1)

The only plan included in the table that was adopted without stockholder approval was the 2000 Nonemployee Director Stock Plan, the material features of which are summarized under “BOARD OF DIRECTORS — Director Compensation.” Subsequent increases in the number of shares that may be issued under that plan were approved by the stockholders in 2008 and 2012.

Potential Payments Upon Change in Control

The Company’s 2005 Stock and Incentive Plan (the “Plan”) provides for accelerated vesting of stock options and restricted stock upon a change in control of the Company and a qualifying termination of employment in connection with or within 18 months after the change in control. A qualifying termination is a termination by the Company without “cause” or a termination by the employee with “good reason” as those terms are defined in the Plan. If a change in control and qualifying termination of employment were to have occurred on December 31, 2017, all of the named executive officers’ outstanding options to acquire Company common stock would have become immediately exercisable and all of the restricted stock awards granted to the named executive officers would have also immediately vested. The value of the stock options and restricted stock awards in the summaries for each officer below is based on the Company’s closing market price of $66.80 per share on December 29, 2017.

If a change in control were to have occurred on December 31, 2017, performance awards would have been considered earned so that holders of the awards would have been entitled to receive the target performance award the holder could have earned for the proportionate part of the performance period prior to the change in control.

Joseph H. Pyne

Mr. Pyne‘s options to purchase an aggregate of 21,354 shares of common stock would have become fully exercisable on December 31, 2017 if a change in control and qualifying termination of employment had occurred on that date. Under the terms of Mr. Pyne’s stock option agreements, he would have to pay $1,093,965 to purchase the option shares. Accordingly, the maximum value of the accelerated vesting of the 21,354 option shares would have been $332,482 ($66.80 per share value on December 29, 2017, multiplied by 21,354 shares minus $1,093,965, the aggregate price of the options). All other options held by Mr. Pyne on December 31, 2017 have an exercise price higher than the Company’s closing market price of $66.80 per share on December 29, 2017.

Mr. Pyne had 46,015 shares of restricted stock that were not vested as of December 31, 2017. If a change in control and qualifying termination of employment had occurred on that date, the 46,015 shares would have become fully vested. The maximum value of the accelerated vesting of Mr. Pyne’s restricted stock would have been $3,073,802 ($66.80 per share value on December 29, 2017, multiplied by 46,015 restricted shares).

On December 31, 2017, Mr. Pyne would have become entitled to payments under previously granted performance awards of $902,000 if a change in control had occurred on that date.

David W. Grzebinski

Mr. Grzebinski‘s options to purchase an aggregate of 23,490 shares of common stock would have become fully exercisable on December 31, 2017 if a change in control and qualifying termination of employment had occurred on that date. Under the terms of Mr. Grzebinski’s stock option agreements, he would have to pay $1,203,393 to purchase the option shares. Accordingly, the maximum value of the accelerated vesting of the 23,490 option shares would have been $365,739 ($66.80 per share value on December 29, 2017, multiplied by 23,490 shares minus $1,203,393, the aggregate price of the options). All other options held by Mr. Grzebinski on December 31, 2017 have an exercise price higher than the Company’s closing market price of $66.80 per share on December 29, 2017.

Mr. Grzebinski had 46,579 shares of restricted stock that were not vested as of December 31, 2017. If a change in control and qualifying termination of employment had occurred on that date, the 46,579 shares would have become fully vested. The maximum value of the accelerated vesting of Mr. Grzebinski’s restricted stock would have been $3,111,477 ($66.80 per share value on December 29, 2017, multiplied by 46,579 restricted shares).

On December 31, 2017, Mr. Grzebinski would have become entitled to payments under previously granted performance awards of $992,200 if a change in control had occurred on that date.

William G. Ivey

Mr. Ivey’s options to purchase an aggregate of 8,542 shares of common stock would have become fully exercisable on December 31, 2017 if a change in control and qualifying termination of employment had occurred on that date. Under the terms of Mr. Ivey’s stock option agreements, he would have to pay $437,607 to purchase the option shares. Accordingly, the maximum value of the accelerated vesting of the 8,542 option shares would have been $132,999 ($66.80 per share value on December 29, 2017, multiplied by 8,542 shares minus $437,607, the aggregate price of the options). All other options held by Mr. Ivey on December 31, 2017 have an exercise price higher than the Company’s closing market price of $66.80 per share on December 31, 2017.

Mr. Ivey had 17,660 shares of restricted stock that were not vested as of December 31, 2017. If a change in control and qualifying termination of employment had occurred on that date, the 17,660 shares would have become fully vested. The maximum value of the accelerated vesting of Mr. Ivey’s restricted stock would have been $1,179,688 ($66.80 per share value on December 29, 2017, multiplied by 17,660 restricted shares).

On December 31, 2017, Mr. Ivey would have become entitled to payments under previously granted performance awards of $376,400 if a change in control had occurred on that date.

Joseph H. Reniers

Mr. Reniers’ options to purchase an aggregate of 22,693 shares of common stock would have become fully exercisable on December 31, 2017 if a change in control and qualifying termination of employment had occurred on that date. Under the terms of Mr. Reniers’ stock option agreements, he would have to pay $1,389,631 to purchase the option shares. Accordingly, the maximum value of the accelerated vesting of the 22,693 option shares would have been $126,261 ($66.80 per share value on December 29, 2017, multiplied by 22,693 shares minus $1,389,631, the aggregate price of the options). All other options held by Mr. Reniers on December 31, 2017 have an exercise price higher than the Company’s closing market price of $66.80 per share on December 29, 2017.

Mr. Reniers had 28,890 shares of restricted stock that were not vested as of December 31, 2017. If a change in control and qualifying termination of employment had occurred on that date, the 28,890 shares would have become fully vested. The maximum value of the accelerated vesting of Mr. Reniers’s restricted stock would have been $1,929,852 ($66.80 per share value on December 29, 2017, multiplied by 28,890 restricted shares).

CEO PAY RATIO

As required by SEC regulation, we are providing the following information about the relationship of the annual total compensation of our median employee and the annual total compensation of our Chief Executive Officer (“CEO”).

For 2017, our last completed fiscal year, the median of the annual total compensation of all employees of the Company and its marine transportation and distribution and services segments (other than our CEO and other than as explained below) was $83,772, and the annual total compensation of our CEO was $4,381,150.

Based on this information, for 2017 the ratio of the annual total compensation of our CEO to the median of the annual total compensation of all employees was 52:1.

To determine the median of the annual total compensation of all employees of the Company and its marine transportation and distribution and services segments (other than our CEO), we identified our total employee population as of December 31, 2017, which consisted of approximately 3,996 employees and excluded approximately 1,376 employees who were added to the distribution and services segment through the acquisition of Stewart & Stevenson LLC and approximately 19 employees added to the marine transportation segment through the acquisition of Sneed Shipbuilding, Inc., both during 2017.

To identify the median employee, we conducted a full analysis of this employee population, without the use of statistical sampling. We determined our median employee using “total compensation” for the full year 2017. “Total compensation” consisted of gross wages to include base wages, incentives, paid time off, overtime, and perquisites. We annualized gross wages for employees who were not employed for the full year in 2017. We then calculated the annual total compensation of the median employee using the same methodology used in calculating the annual total compensation of the CEO.

AUDIT COMMITTEE REPORT

The Audit Committee of the Board of Directors of the Company is responsible for monitoring the integrity of the Company’s financial reporting, accounting procedures and internal controls. The Audit Committee is composed of four directors, all of whom are independent within the meaning of SEC and NYSE rules. The Audit Committee operates under a written charter adopted by the Board.

Management is primarily responsible for the Company’s financial reporting process and internal controls. The Company’s independent auditors are responsible for performing an audit of the Company’s financial statements and issuing a report on the conformity of the financial statements with generally accepted accounting principles. The Company’s independent auditors are also responsible for performing an audit of the Company’s internal control over financial reporting. The Audit Committee is responsible for overseeing those processes.

The Audit Committee has reviewed and discussed the audited financial statements of the Company for the year ended December 31, 2017 with management and the independent auditors. The Audit Committee also (a) discussed with the independent auditors the matters required to be discussed by Auditing Standard No. 1301, as adopted by the Public Company Accounting Oversight Board (the “PCAOB”), (b) received the written disclosures and letter from the independent auditors required by the PCAOB regarding the independent auditors’ communications with the Audit Committee concerning independence and (c) discussed with the independent auditors their independence.

Based on the Audit Committee’s review of the audited financial statements for the year ended December 31, 2017 and the Audit Committee’s discussions with management and the independent auditors, the Audit Committee recommended to the Board of Directors of the Company that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2017, which has been filed with the Securities and Exchange Commission.

AUDIT COMMITTEE
Richard R. Stewart, Chairman
Anne-Marie N. Ainsworth
Richard J. Alario
Barry E. Davis

RATIFICATION OF THE AUDIT COMMITTEE’S SELECTION OF INDEPENDENT

REGISTERED PUBLIC ACCOUNTING FIRM (PROPOSAL 2)

The Audit Committee has selected KPMG LLP (“KPMG”) as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2018. KPMG served as the Company’s independent accounting firm for 2017. Although the Audit Committee has the sole authority and responsibility to select and evaluate the performance of the independent accounting firm for the Company, the Board is requesting, as a matter of good corporate governance, that the Company’s stockholders ratify the selection of KPMG for 2018.

The Board of Directors of the Company unanimously recommends that you vote “FOR” the ratification of the selection of KPMG LLP as the Company’s independent registered public accounting firm for 2018.

Ratification of the selection of KPMG requires the affirmative vote of a majority of the shares represented at the meeting in person or by proxy. If the stockholders do not ratify the selection of KPMG, the Audit Committee will reconsider the selection. However, because of the difficulty and expense of changing independent auditors at this point in the year, the selection of KPMG will probably be continued for 2018 in the absence of extraordinary reasons for making an immediate change. If the stockholders do ratify the selection of KPMG, the Audit Committee will retain the authority to make a change if warranted in its judgment.

Representatives of KPMG are expected to be present at the 2018 Annual Meeting of Stockholders, with the opportunity to make a statement if they desire to do so, and are expected to be available to respond to appropriate questions.

Fees Paid to the Independent Registered Public Accounting Firm

The following table sets forth the fees billed by KPMG, the Company’s independent registered public accounting firm, during the last two fiscal years:

	2017	2016
Audit Fees	$2,453,000	$1,368,000
Audit-Related Fees	—	4,000
Tax Fees	32,000	32,000

TOTAL	$2,485,000	$1,404,000

Audit Fees are fees for professional services rendered by KPMG for the audit of the Company’s annual financial statements, audit of internal control over financial reporting, review of the Company’s quarterly financial statements or services normally provided in connection with statutory or regulatory filings. This category also includes fees for issuance of comfort letters, consents and review of documents filed with the SEC.

Audit-Related Fees are fees for assurance services related to the performance of the review of the Company’s benefit plan financial statements.

Tax Fees are fees for professional services rendered by KPMG for tax compliance, tax advice and tax planning. Services performed by KPMG in this category for 2017 included the review of the Company’s 2016 federal income tax return.

Each engagement of the independent registered public accounting firm to perform audit or non-audit services must be approved in advance by the Company’s Audit Committee or by its Chairman pursuant to delegated authority.

ADVISORY VOTE ON EXECUTIVE COMPENSATION (PROPOSAL 3)

The Company is requesting your approval, on a non-binding advisory basis, of the compensation of the Company’s named executive officers as disclosed and discussed under “EXECUTIVE COMPENSATION” on pages 14-30 of this Proxy Statement. We believe that our executive compensation:

•	is competitive as necessary to attract and retain qualified executives;

•	is appropriately tied to Company and individual performance;

•	is designed with both short-term and long-term business objectives of the Company in mind;

•	does not encourage excessive risk-taking by the Company’s management; and

•	properly aligns the interests of management with those of the Company’s stockholders.

For those reasons, we are asking you to approve the following resolution:

RESOLVED that the compensation of the Company’s named executive officers as described under “EXECUTIVE COMPENSATION” in the Company’s Proxy Statement for its 2018 Annual Meeting of Stockholders is approved.

Although the vote on approval of executive compensation is not binding, the Compensation Committee and the Board will consider the result of the vote in making future compensation decisions.

The Board of Directors of the Company unanimously recommends that you vote “FOR” Proposal 3 approving the compensation of the named executive officers as disclosed in this Proxy Statement.

OTHER BUSINESS

The Board knows of no other business to be brought before the Annual Meeting. However, if any other matters are properly presented, it is the intention of the persons named in the accompanying proxy to take such action as in their judgment is in the best interest of the Company and its stockholders.

STOCKHOLDER PROPOSALS FOR 2019 ANNUAL MEETING

Stockholder proposals must be received by the Company at its principal executive offices no later than November 15, 2018 to be considered for inclusion in the Company’s proxy statement and form of proxy for the 2019 Annual Meeting of Stockholders.

Under the Company’s Bylaws, written notice (containing the information required by the Bylaws) of any stockholder proposal for action at an annual meeting of stockholders (whether or not proposed for inclusion in the Company’s proxy materials) must be received by the Company at its principal executive offices not less than 90 nor more than 120 days prior to the anniversary date of the prior year’s annual meeting of stockholders and must be a proper subject for stockholder action.

BY ORDER OF THE BOARD OF DIRECTORS

THOMAS G. ADLER Secretary

March 6, 2018

Houston, Texas

Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.	☒

▼ PLEASE FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

A	Proposals — The Board of Directors recommends a vote FOR all the nominees listed and FOR Proposals 2 and 3.

1.	Election of Directors:	For	Against	Abstain		For	Against	Abstain		For	Against	Abstain	+
	01 - Barry E. Davis	☐	☐	☐	02 - Monte J. Miller	☐	☐	☐	03 - Joseph H. Pyne	☐	☐	☐

		For	Against	Abstain			For	Against	Abstain

2.	Ratification of the selection of KPMG LLP as Kirby’s independent registered public accounting firm for 2018.	☐	☐	☐	3.	Advisory vote on the approval of the compensation of Kirby’s named executive officers.	☐	☐	☐

B	Non-Voting Items

Change of Address — Please print new address below.

C	Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.
/ /

02RK7A

▼  PLEASE FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.  ▼

Proxy — Kirby Corporation

55 Waugh Drive, Suite 1000

P.O. Box 1745

Houston, Texas 77251-1745

This Proxy is solicited on behalf of the Board of Directors of Kirby Corporation.

The undersigned hereby appoints David W. Grzebinski, William G. Harvey, Ronald A. Dragg and Thomas G. Adler, and each of them, as Proxies, each with the power to appoint his substitute, and hereby authorizes each to represent and to vote, as designated below, all the shares of common stock, par value $0.10 per share, of Kirby Corporation (the “Company”) held of record by the undersigned as of the close of business on March 1, 2018, at the Annual Meeting of Stockholders to be held on April 24, 2018, at 55 Waugh Drive, 9th floor, Houston, Texas 77007 at 10:00 A.M. (CDT) and any adjournment(s) thereof.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER(S). IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR THE PERSONS LISTED IN PROPOSAL 1. SHOULD ANY OF THEM REFUSE OR BECOME UNABLE TO ACCEPT ELECTION AS A DIRECTOR OF THE COMPANY, THE PROXY WILL BE VOTED FOR THE ELECTION OF SUCH PERSON OR PERSONS AS MAY BE NOMINATED OR DESIGNATED BY THE BOARD OF DIRECTORS. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR PROPOSALS 2 AND 3. THE PROXIES WILL USE THEIR DISCRETION WITH RESPECT TO ANY OTHER MATTERS THAT PROPERLY COME BEFORE THE MEETING OR ANY POSTPONEMENT OR ADJOURNMENT OF THE MEETING.

PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY PROMPTLY USING THE ENCLOSED ENVELOPE.

(Continued and to be signed on reverse side)